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                                                                 Exhibit 10.1(g)

[POLAROID LOGO]
                                                            Polaroid Corporation
                                                            1265 Main Street
                                                            Waltham, MA 02451

July 23, 2004

Mr. Ira H. Parker
224 Lowell Road
Wellesley, Massachusetts 02481

Dear Ira:

Re: MODIFICATION TO OPTION GRANT AWARD

This letter is a supplement to the letter to you of March 15, 2004 (your "Grant Letter"), notifying you that pursuant to the Polaroid Holding Company 2004 Stock Option Plan you had been granted non-qualified stock options (described therein as the "Award" or the "Option") to purchase 33,312 shares of Common Stock, par value $.001 at a price of $5.59 per share.

In connection with your Award, you agreed, among other things, that you would be bound by the terms of the Amended and Restated Securities Holders Agreement by and among Polaroid Holding Company, One Equity Partners, LLC and the other investors named therein dated as of February 5, 2003, as amended from time to time (the "Securities Holders Agreement").

Section 4.3 of the Securities Holders Agreement provides for the process of liquidation of any restricted Common Stock held by Management Investors in the event of an Approved Sale. Basically, in such an event 50% of Unvested Shares of restricted Common Stock will become Vested Shares. Pursuant to Section 4.5 of the Securities Holders Agreement, the proceeds of the sale of any remaining Unvested Shares will be placed into a trust and distributed over no more than two years if the Management Investor remains an employee.

The Company now wants to extend benefits parallel to those of Sections 4.3 and
4.5 to Option holders.

Accordingly, in the event of an Approved Sale before your Option has otherwise become fully exercisable, fifty percent (50%) (or such greater portion as the Administrator of the 2004 Stock Option Plan shall, in its sole discretion, determine) of the portion of your Option that is Unvested will be accelerated. The portion of your Option that is exercisable will be increased to this extent. Upon consummation of that Approved Sale, the Option Shares you have acquired by exercise of your Option, including by exercise of

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Mr. Ira H. Parker                       2                          July 23, 2004

the accelerated portion of your Option, will be considered Vested Shares for purposes of Section 4.3 of the Securities Holders Agreement.

The remaining portion of your Option that is not exercisable, after giving effect to the acceleration described in the immediately preceding paragraph (the "Unaccelerated Option") may, subject to the Administrator's discretion under the 2004 Stock Option Plan, be cancelled upon consummation of the Approved Sale. If the Unaccelerated Option is cancelled, however, an amount equal to the net proceeds that you would have received had you been able to exercise the Unaccelerated Option and then sell the underlying Option Shares in the Approved Sale (the "Approved Sale Option Escrow Amount"), i.e., the excess of the Approved Sale price per share, less the exercise price per share, multiplied by the number of shares of Common Stock subject to the cancelled portion of your Option, will be dealt with as specified in Paragraphs 1 through 4 below:

     1. EMPLOYMENT CONDITION. If you are offered employment and continue your employment on the terms and conditions, and for the period, described in Paragraph 4 below, the Approved Sale Option Escrow Amount will be deposited into a trust for your benefit until those proceeds (together with any interest earned thereon) are distributed to you as described in Paragraph 3(a) or Paragraph 3(b), or until there is an event of forfeiture as described in Paragraph 3(c). Any funds subject to such forfeiture shall be paid to the Company or its successor. Any distributions made from the trust to you or to your heirs, administrators, or estate, shall be paid net of all legally required taxes and other withholdings.

     2. TRUST. The trust described in Paragraph 1 shall be established in accordance with such agreements and instruments as shall be reasonably determined by the Board of Directors of the Company and shall permit the trustee thereunder to invest the assets held in such trust in such manner, consistent with such trustee's fiduciary obligations, as such trustee shall reasonably determine. The trust agreement shall provide:

     (a) that the assets of the trust shall not be subject to the claims of the Company or any successor to the Company, except as provided herein in the case of forfeiture: and

     (b) that in the event any Employee Investor prevails in a suit against the Company or the trustee regarding his or her right to assets held in the trust, the Company shall pay the reasonable attorneys' fees and expenses of the Employee Investor incurred in such suit.

     3. DISTRIBUTION. On each of the first two anniversaries of the consummation of an Approved Sale, the trustee shall distribute 50% of your Approved Sale Option Escrow Amount (together with any interest earned thereon) to you, PROVIDED, HOWEVER:

     (a) that the full amount of your Approved Sale Option Escrow Amount (together with any interest thereon) will be distributed to you no later than the

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Mr. Ira H. Parker                       3                          July 23, 2004

     date upon which, had no Approved Sale occurred, your Unaccelerated Option would have first become fully exercisable;

     (b) that in the event that your employment is terminated by the Company or its successor or a subsidiary thereof without Cause or you cease to be employed by the Company or its successor or a subsidiary thereof by reason of death, retirement at age 65 or more under normal retirement policies, or temporary or permanent disability, the trustee shall promptly pay all remaining assets held for your account to you, or to your heirs, administrators, or estate (with any interest earned thereon); and

     (c) that in the event that you cease to be employed by the Company or its successor or a subsidiary thereof (other than by reason of an approved leave of absence) for any reason other than death, retirement at age 65 or more under normal retirement policies, temporary or permanent disability, or termination by the Company or its successor or a subsidiary thereof without Cause, all of your interest in such assets shall immediately terminate and be paid to the Company or its successor as specified in Paragraph 1.

     4. RELEASE OF EMPLOYMENT CONDITION. You shall not be bound by the provisions of Paragraphs 1 through 3 above, and the net proceeds described in Paragraph 1 shall be paid to you) at the time of the Approved Sale, unless the Company or a successor of the Company agrees in writing to continue your employment, on terms and conditions at least as favorable, in the aggregate, to you as the terms and conditions of your employment prior to the Approved Sale, through the earlier of:

     (a) the period ending on the second anniversary of the closing of the Approved Sale or

     (b) the date upon which your Option would have become fully exercisable had no Approved Sale occurred.

     5. ENFORCEABLITY. Except as supplemented by this letter, your Grant Letter and the documents incorporated therein by reference, remain in full effect in accordance with their terms.

Any capitalized terms that are used, but not defined, in this letter shall have the meaning given to them by the 2004 Stock Option Plan or the Securities Holders Agreement, as applicable. The construction and interpretation of any provision of your Option or the Plan, including this supplemental letter, shall be final and conclusive when made by the Administrator.

Nothing in this letter shall confer on you the right to continue in the service of the Company or interfere in any way with the Company's right to terminate your service at any time.

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Mr. Ira H. Parker                       4                          July 23, 2004

Please indicate your understanding and agreement to this supplemental letter by signing and returning a copy of this letter to Louise L. Cavanaugh within ten
(10) days from the date of this letter.

Very truly yours,

POLAROID CORPORATION


By: /s/ Ronald A. Porter
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     Ronald A. Porter
     Vice President, Human Resources


ACKNOWLEDGEMENT AND ACCEPTANCE


The undersigned hereby acknowledges and agrees to the foregoing:


/s/ Ira H. Parker
------------------------
Ira H. Parker


Date:
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